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                                                                     Exhibit 8.1


                        [Dewey Ballantine Letterhead]




                                                               August  16, 1996









Access Financial Lending Corp.
400 Highway 169 South
Suite 400
St. Louis Park, Minnesota  55426-0365


                  Re:      Access Financial Lending Corp.
                           Asset Backed Securities
                           -----------------------


Ladies and Gentlemen:

                  We have acted as counsel to Access Financial Lending Corp. (the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Mortgage Loan Asset Backed Securities ("Securities") which the Registrant plans to offer in series. Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Considerations" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax considerations of an investment in Securities, but with respect to those tax considerations which are discussed in our opinion, the description is accurate.

                  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Considerations."

                                            Very truly yours,


                                            Dewey Ballantine




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